Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

REPORTS  $3.5 MILLION IN INCOME FROM CONTINUING OPERATIONS, OR $0.06 PER DILUTED SHARE

HOUSTON –March 7, 2018 – VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the fourth quarter and full year of 2017.

Highlights and Recent Key Items:

•

Reported income from continuing operations of $3.5 million ($0.06 per diluted share) for the fourth quarter of 2017 compared with a loss from continuing operations of $3.4 million ($0.06 per diluted share) in the same period of 2016 and a loss from continuing operations of $0.1 million ($0.00 per diluted share) in the third quarter of 2017;

•

Reported income from continuing operations of $10.3 million ($0.17 per diluted share) for the full year of 2017 compared with a loss from continuing operations of $18.3 million ($0.31 per diluted share) in the same period of 2016;

•	Generated operating income of $2.5 million in the fourth quarter of 2017, which was 205% higher compared with $0.8 million in the same period in 2016;
•	Grew Adjusted EBITDAX to $3.9 million, up 83% from $2.2 million in the fourth quarter of 2016;
•

Produced an average of 3,957 net barrels of oil per day (BOPD) in the fourth quarter of 2017,  slightly below the guidance range, despite two electrical submersible pump (“ESP”) failures on the Avouma platform in the quarter;

•	Realized pricing of $59.89 per barrel of oil in the fourth quarter of 2017 compared with $51.10 per barrel in the third quarter of 2017 and $41.88 per barrel in the fourth quarter of 2016;
•	Reduced debt by $10 million in 2017, resulting in total debt (principal amount) at year-end 2017 of $9.2 million;
•

Grew unrestricted cash balance from $19.7 million at December 31, 2017 to greater than $26.0 million as of February 28, 2018 (this balance has been adjusted to exclude a non-operating partner’s advance of $6.6 million for March 2018 joint operating agreement expenditures);

•

Projecting significant increases in first quarter 2018 sales and revenue compared to fourth quarter 2017, due to stronger Brent pricing, no hedges in place for 2018 and year-end split lifting; (split lifting resulted in approximately 34% of revenues for the

December 31, 2017 portion of the lifting and 66% of revenues for the January 1, 2018 portion of the lifting);
•	Increased proved reserves to 3.0 million barrels of oil (MMBO) (determined under SEC guidelines) with a PV-10 of $22.5 million at year-end 2017, up 15% and 138%, respectively from December 31, 2016;
•	Replaced 127% of 2017 production of 1.5 MMBO with proved reserve additions of 1.9 MMBO due to reservoir performance and positive pricing revisions;
•

Forecasts full year 2018 production guidance of 3,500 to 4,100 BOPD, 2018 production expense (excluding workovers) guidance of $24.00 to $28.00 per barrel, and 2018 cash G&A expense guidance of $6.00 to $7.50 per barrel; and

•

Estimates that its operational breakeven price in 2018 is approximately $30 per barrel of oil sales and its free cash flow breakeven price in 2018 is approximately $40 per barrel of oil sales.  (See investor presentation on website for full details and definitions).

For the fourth quarter of 2017, VAALCO reported income from continuing operations of $3.5 million, or $0.06 per diluted share.  In the same period in 2016, the Company reported a  loss from continuing operations of $3.4 million, or a loss of $0.06 per diluted share, and in the third quarter of 2017 reported a  loss from continuing operations of $0.1 million, or $0.00 per diluted share.  The average realized price for crude oil in the fourth quarter of 2017 was $59.89 per barrel, an increase of 43% from $41.88 per barrel in the fourth quarter of 2016.  In the third quarter of 2017, the average realized price for crude oil was $51.10 per barrel. Adjusted EBITDAX totaled $3.9 million in the fourth quarter of 2017 compared with $2.2 million in the same period of 2016, and $5.7 million in the third quarter of 2017.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “The recent recovery in crude oil pricing combined with our efficient operations have enabled us to substantially improve our financial flexibility by increasing cash on hand to $19.7 million and reducing the principal amount of debt to $9.2 million at year end 2017.  In the first quarter of 2018, we continue to generate substantial free cash flow with current production averaging approximately 3,500 BOPD net to VAALCO.  We are evaluating opportunities to increase production through workovers and development drilling at Etame.  While we have experienced unexpected ESP failures on our Avouma platform, we have seen no similar failures of the ESPs operating on our other three platforms.  I am confident that the combined efforts of the VAALCO engineering team, outside industry experts and the Schlumberger artificial lift team will lead to significant improvements in run times for ESPs on the Avouma platform.”

Bounds continued, “Our subsurface team has identified several drilling opportunities at Etame that we may consider drilling later this year, subject to approvals from the Gabon government and our partners.  In Angola, we continue to have productive discussions with officials from Sonangol in anticipation of reaching a fair and equitable agreement that allows VAALCO to exit Block 5 at a reasonable cost. With our realized pricing correlated to Brent, no hedges in place for 2018 and a forecasted free cash flow breakeven price in 2018 of approximately $40 per barrel of oil sales, VAALCO is well positioned to add to its cash position. At year-end 2017, unrestricted cash was $19.7 million and that has grown to greater than $26.0 million as of February 28, 2018, excluding a non-operating partner’s advance of $6.6 million for March 2018 joint operating agreement expenditures.   In summary, I am optimistic that we will create substantial value for our shareholders in 2018 by enhancing our operations and improving our balance sheet.”

Gabon and Equatorial Guinea

In the fourth quarter of 2017, production increased to 3,957 BOPD compared with 3,707 BOPD in the third quarter of 2017.  The third quarter was impacted by a planned maintenance turnaround that reduced volumes during that period.

During November 2017, VAALCO completed workover operations on the South Tchibala 2-H and the South Tchibala 1-HB wells on the Avouma platform. However, on November 24, the ESP in a different well on the same platform, the Avouma 2-H well, failed, and on December 24, the ESP in the South Tchibala 1-HB well failed.  Both wells have been temporarily shut-in since the ESP failures. Pending partner approval, VAALCO plans to mobilize a hydraulic workover unit in April to move onto the Avouma platform and replace the ESP system in the Avouma 2-H and the South Tchibala 1-HB wells and restore production to both wells during the second quarter of 2018.

The Company continues to examine alternative, lower cost development options for discoveries on Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

Discontinued Operations – Angola

The loss of $0.1 million from discontinued operations for fourth quarter 2017 and $0.3 million in the fourth quarter of 2016 was primarily related to ongoing administration costs.

2017 Fourth Quarter Financial Results

Total oil and natural gas sales for the fourth quarter of 2017 were $17.2 million, compared to $15.3 million for the same period in 2016, and $18.2 million in the third quarter of 2017. During the fourth quarter of 2017, VAALCO sold approximately 280,000 net barrels of oil at an average price of $59.89 per barrel, compared to 326,000 net barrels at an average price of $41.88 per barrel in the fourth quarter of 2016.  In late December, the normal monthly sales lifting from the floating production facility that stores oil produced in the Etame block was not able to be completed by December 31 due to adverse sea and weather conditions.  As a result, the December lifting took place during the period from December 31, 2017 to January 1, 2018 with 53,300 net barrels of oil sold in December and the balance of 95,500 net barrels of oil sold in January 2018.  The Company will benefit financially from the split-lifting. VAALCO’s December 2017 pricing was $63.67 per barrel of oil sales while January is approximately $68.00.

Costs and Expenses

Total production expense, excluding workovers, was $8.2 million, or $29.12 per barrel of oil equivalent (BOE) of sales, in the fourth quarter of 2017, compared to $8.4 million, or $25.60 per BOE of sales, in the fourth quarter of 2016,  and  $10.2 million, or $30.39 per BOE of sales in the third quarter of 2017.  Workover expense in the fourth quarter of 2017 was $3.4 million.

Depreciation, depletion and amortization (DD&A) expense was $0.9 million, or $3.28 per BOE of sales in the three months ended December 31, 2017 compared to $1.1  million, or $3.45 per BOE in the comparable period in 2016, and $1.7 million, or $5.06 per BOE in the third quarter of 2017.  The decrease in DD&A per BOE reflects the favorable impact of the upward revisions to reserves at December 31, 2017.

General and administrative (G&A) expense for the fourth quarter 2017 was $1.7 million, or $6.15 per BOE, as compared to $1.7 million, or $5.22 per BOE in the fourth quarter 2016 and $2.5 million, or $7.33 per BOE in the third quarter of 2017. General and administrative expense includes $0.2 million, $0.1 million, and $0.2 million of non-cash compensation expense for the quarters ended December 31, 2017,  December 31, 2016 and September 30, 2017, respectively.

Income tax expense for the fourth quarter of 2017 was $1.3 million compared to $2.4 million for the same period in 2016, and $2.7 million in the third quarter of 2017.  Due to the Tax Cuts and Jobs Act enacted in December 2017, a $1.3 million income tax benefit associated with the reversal of the valuation allowance related to AMT credits was recorded during fourth quarter 2017. The decrease in income tax expense is partially offset by the $0.2 million increase in Gabon income tax expense resulting from a 12% increase in revenue in fourth quarter 2017 compared to the same period in 2016.

Hedging

In order to limit VAALCO’s commodity price risk, in 2016 the Company purchased crude oil puts for part of its 2017 volume. As of December 31, 2017, VAALCO’s crude oil put contracts expired. The expired puts covered 180,000 barrels of anticipated sales volumes for the period from October 2017 through December 31, 2017 at a weighted average price of $50.00. The Company recorded a  loss of $0.1 million related to the puts during the fourth quarter of 2017 which was comprised of a $0.1 million non-cash mark-to-market.  The derivative loss was included in “Other, net” in the Consolidated Statements of Operations. The Company currently has no derivative contracts for 2018 and beyond.

Year-End 2017 Reserves

The Company’s 2017 year end reserves are 100% related to oil in Gabon.  As oil prices improve in the future, which should extend the economic limit of the Etame Marin block, the Company would expect reserves to increase.  VAALCO has a number of identified development drilling locations that would also become economic in a  higher pricing environment, which would also potentially reclassify reserves from probable to proved.

The present value of the proved reserves discounted at 10% (“PV-10 Value”) at year-end 2017, utilizing SEC pricing of $54.42 per barrel of oil (average of monthly prices on the first of each month for calendar year 2017), more than doubled to $22.5 million from $9.4 million at December 31, 2016. Utilizing forward strip pricing at year-end 2017 of $65.38 for 2018, $61.65 for 2019, $59.10 for 2020, and $57.96 for 2021, per barrel of oil, the PV-10 value would have been $39.3 million.  VAALCO receives pricing for its crude that is correlated to Brent oil prices.

MMBO
Proved Reserves at December 31, 2016	2.6
2017 Production	(1.5)
Revisions of previous estimates	1.9
Proved Reserves at December 31, 2017	3.0

Capital Investments/Balance Sheet

During the three months ended December 31, 2017, VAALCO invested approximately $0.5 million in capital expenditures on a cash basis, primarily for equipment and enhancements. For the full year 2017, cash basis capital expenditures totaled $1.8 million, also primarily for equipment and enhancements. The Company does not currently have any material commitments for capital investments in 2018 but is considering development drilling offshore Gabon later in 2018.

At the end of the fourth quarter, VAALCO had an unrestricted cash balance of $19.7 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $1.0 million of restricted cash classified as long term.  At February 28, 2018, VAALCO had grown its unrestricted cash balance to greater than $26.0 million, excluding a non-operating partner’s advance of $6.6 million for March 2018 joint operating agreement expenditures.

During 2017, VAALCO reduced its debt by $10 million. At December 31, 2017, debt, net of deferred financing costs, totaled $9.0 million, of which $6.7 million is expected to be repaid during 2018 and was classified as current, reflecting the repayment terms of the loan agreement with the IFC.

2018 Guidance

VAALCO currently estimates full year 2018 production to be between 3,500 and 4,100 BOPD, with production during the first quarter of 2018 forecasted between 3,400 and 3,600 BOPD. Sales volumes for 2018 are currently estimated to average 3,700 to 4,300 BOPD, higher than 2018 production due to the split-lifting impact in January. VAALCO’s production expense guidance (excluding workovers) for full year 2018 is $36 to $42 million or $24.00 to $28.00 per barrel, with production expense for the first quarter of 2018 projected to be between $10 and $12 million or $24.00 to $26.00 per barrel. VAALCO plans to incur workover costs on the Avouma platform during the second quarter of 2018 in the range of $3.5 to $4.5 million. The Company forecasts between $9 and $11 million in cash G&A expense for full year 2018.

For 2018, the Company estimates that its operational cash flow breakeven is about $30 per barrel of oil sales while its free cash flow breakeven is about $40 per barrel of oil sales.  At $60 realized prices, VAALCO realizes $24.90 per barrel in operational margin and $16.20 per barrel in free cash flow.  At $70 realized prices, VAALCO realizes $33.30 per barrel in operational margin and $24.70 per barrel in free cash flow.  The Company estimates that each $5 increase in realized oil price increases annual cash flow by $6 million.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results March 8, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 3769327.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through March 15, 2018 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 3769327.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, production and sales projections, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$19,669	$20,474
Restricted cash	842	741
Receivables:
Trade	3,556	6,751
Accounts with partners, net of allowance of $0.5 million at December 31, 2017 and December 31, 2016	3,395	3,297
Other	100	120
Crude oil inventory	3,263	913
Prepayments and other	2,791	4,040
Current assets - discontinued operations	2,836	2,139
Total current assets	36,452	38,475
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	389,935	389,231
Undeveloped acreage	10,000	10,000
Equipment and other	9,432	9,779
	409,367	409,010
Accumulated depreciation, depletion, amortization and impairment	(386,146)	(380,991)
Net property and equipment	23,221	28,019
Other noncurrent assets:
Restricted cash	967	918
Value added tax and other receivables, net of allowance of $6.5 million and $4.7 million at December 31, 2017 and December 31, 2016, respectively	6,925	5,110
Deferred tax asset	1,260	—
Abandonment funding	10,808	8,510
Total assets	$79,633	$81,032

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,584	$19,096
Accrued liabilities and other	12,991	10,506
Current portion of long term debt	6,666	7,500
Current liabilities - discontinued operations	15,347	18,452
Total current liabilities	46,588	55,554
Asset retirement obligations	20,163	18,612
Other long term liabilities	284	284
Long term debt, excluding current portion, net	2,309	6,940
Total liabilities	69,344	81,390
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 66,443,971 and 66,109,565 shares issued, 58,862,876 and 58,554,470 shares outstanding	6,644	6,611
Additional paid-in capital	71,251	70,268
Less treasury stock, 7,581,095 and 7,555,095 shares at cost	(37,953)	(37,933)
Accumulated deficit	(29,653)	(39,304)
Total shareholders' equity (deficit)	10,289	(358)
Total liabilities and shareholders' equity (deficit)	$79,633	$81,032

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2017	December 31, 2016	September 30, 2017	December 31, 2017	December 31, 2016
	(Unaudited)
Revenues:
Oil and natural gas sales	$17,156	$15,326	$18,178	$77,025	$59,784
Operating costs and expenses:
Production expense	11,549	11,830	10,336	39,697	37,586
Exploration expense	3	1	4	7	5
Depreciation, depletion and amortization	918	1,139	1,700	6,457	6,926
General and administrative expense	1,723	1,722	2,463	10,377	9,561
Impairment of proved properties	—	—	—	—	88
Other operating expense	—	(1,106)	—	—	8,853
General and administrative related to shareholder matters	—	18	—	—	(332)
Bad debt expense and other	220	645	(49)	452	1,222
Total operating costs and expenses	14,413	14,249	14,454	56,990	63,909
Other operating income (expense), net	(248)	(258)	(3)	(84)	(266)
Operating income (loss)	2,495	819	3,721	19,951	(4,391)
Other income (expense):
Interest expense, net	(306)	(328)	(327)	(1,414)	(2,613)
Other, net	2,684	(1,482)	(793)	2,113	(2,015)
Total other income (expense)	2,378	(1,810)	(1,120)	699	(4,628)
Income (loss) from continuing operations before income taxes	4,873	(991)	2,601	20,650	(9,019)
Income tax expense	1,339	2,364	2,749	10,378	9,248
Income (loss) from continuing operations	3,534	(3,355)	(148)	10,272	(18,267)
Loss from discontinued operations	(103)	(286)	(174)	(621)	(8,283)
Net income (loss)	$3,431	$(3,641)	$(322)	$9,651	$(26,550)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.06	$(0.06)	$0.00	$0.17	$(0.31)
Loss from discontinued operations	0.00	0.00	(0.01)	(0.01)	(0.14)
Net income (loss) per share	$0.06	$(0.06)	$(0.01)	$0.16	$(0.45)
Basic weighted average shares outstanding	58,819	58,554	58,517	58,717	58,384
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.06	$(0.06)	$0.00	$0.17	$(0.31)
Loss from discontinued operations	0.00	0.00	(0.01)	(0.01)	(0.14)
Net income (loss) per share	$0.06	$(0.06)	$(0.01)	$0.16	$(0.45)
Diluted weighted average shares outstanding	58,819	58,554	58,817	58,720	58,384

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,651	$(26,550)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	621	8,283
Depreciation, depletion and amortization	6,457	6,926
Other amortization	369	1,424
Deferred taxes	(1,260)	—
Unrealized foreign exchange gain	(576)	(32)
Stock-based compensation	1,098	192
Commodity derivatives loss	1,032	1,711
Cash settlements received on matured derivative contracts	195	—
Bad debt provision	452	1,222
Other operating (income) loss, net	84	266
Operational expenses associated with equipment and other	1,189	—
Impairment of proved properties	—	88
Change in operating assets and liabilities:
Trade receivables	3,195	(1,050)
Accounts with partners	(108)	16,284
Other receivables	(43)	(18)
Crude oil inventory	(2,350)	(192)
Value added tax and other receivables	(3,025)	(1,937)
Other long-term assets	(2,298)	(2,827)
Prepayments and other	1,646	517
Accounts payable	(7,297)	(15,459)
Accrued liabilities and other	2,050	(4,586)
Net cash provided by (used in) continuing operating activities	11,082	(15,738)
Net cash provided by (used in) discontinued operating activities	(4,423)	12,286
Net cash provided by (used in) operating activities	6,659	(3,452)
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash	(150)	15,219
Acquisitions	64	(5,692)
Property and equipment expenditures	(1,813)	(8,705)
Proceeds from the sale of oil and gas properties	250	830
Premiums paid for put options	—	(2,939)
Net cash used in continuing investing activities	(1,649)	(1,287)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(1,649)	(1,287)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	39	—
Treasury shares	(20)	(51)
Debt issuance costs	—	(93)
Debt repayment	(10,001)	—
Borrowings	4,167	—
Net cash used in continuing financing activities	(5,815)	(144)
Net cash provided by discontinued financing activities	—	—
Net cash used in financing activities	(5,815)	(144)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(805)	(4,883)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	20,474	25,357
CASH AND CASH EQUIVALENTS AT END OF YEAR	$19,669	$20,474

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	December 31, 2016	September 30, 2017	December 31, 2017	December 31, 2016
NET SALES DATA:
Oil (MBbls)	280	326	336	1,423	1,488
Natural Gas (MMcf)	—	25	—	—	124
Oil equivalents (MBOE)	280	330	336	1,423	1,509
Average daily sales volumes (BOE/day)	3,043	3,587	3,652	3,899	4,134
NET PRODUCTION DATA
Oil (MBbls)	364	335	341	1,518	1,518
Natural Gas (MMcf)	—	25	—	—	124
Oil equivalents (MBOE)	364	339	341	1,518	1,538
Average daily production volumes (BOE/day)	3,957	3,682	3,707	4,159	4,214
AVERAGE SALES PRICES:
Oil ($/Bbl)	$59.89	$41.88	$51.10	$52.58	$40.13
Natural Gas ($/Mcf)	—	2.35	—	—	1.95
Weighted average price ($/BOE)	59.89	41.76	51.10	52.58	39.62
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$41.25	$35.85	$30.76	$27.90	$24.91
Production expense, excluding workovers*	29.12	25.60	30.39	25.37	20.43
Depreciation, depletion and amortization	3.28	3.45	5.06	4.54	4.59
General and administrative expense**	6.15	5.22	7.33	7.29	0.06
Property and equipment expenditures, cash basis (in thousands)	$513	$(1,764)	$268	$1,813	$8,705

*Workover costs excluded from the three months ended December 31, 2017, December 31, 2016 and September 30, 2017 are $3.4 million, $3.4 million and $0.2 million.

**General and administrative expenses include $0.59,  $ 0.22 and $0.46  BOE of non-cash stock-based compensation expense in the three months ended December 31, 2017,  December 31, 2016 and September 30, 2017.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended
Reconciliation of Net income (loss) to Adjusted EBITDAX	December 31, 2017	December 31, 2016	September 30, 2017	December 31, 2017	December 31, 2016
Net income (loss)	$3,431	$(3,641)	(322)	$9,651	$(26,550)
Add back:
Impact of discontinued operations	103	286	174	621	8,283
Interest expense, net	306	328	327	1,414	2,613
Income tax expense	1,339	2,364	2,749	10,378	9,248
Depreciation, depletion and amortization	918	1,139	1,700	6,457	6,926
Impairment of proved properties	—	—	—	—	88
Exploration expense	3	1	4	7	5
Non-cash or unusual items:
Stock-based compensation	165	72	154	1,098	192
Accrued liabilities reversal	(2,614)	—	—	(2,614)	—
Shareholder matters	—	18	—	—	(332)
Commodity derivative loss	61	939	921	1,032	1,711
Equipment write-offs	—	—	—	—	266
Bad debt expense (recovery)	220	645	(49)	452	1,222
Adjusted EBITDAX	$3,932	$2,151	$5,658	$28,496	$3,672